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                     ADMINISTRATION AGREEMENT
                              (LRCA)

     This Administration Agreement ("Agreement") made and entered into on or as of the first day of July, 1996 ("Effective Date") by and among AMERICAN COMBINED LIFE INSURANCE COMPANY, an Illinois insurance corporation ("ACLIC"), RESOURCE FINANCIAL CORPORATION, a Delaware corporation ("RFC"), and LIFE REASSURANCE CORPORATION OF AMERICA, a Connecticut insurance corporation ("LRCA").

     WHEREAS, RFC and its subsidiaries (the "RFC Group") provides marketing and other services with in connection with credit life and disability insurance to a variety of automobile dealers throughout the United States (the "RFC Dealers"); and

    WHEREAS, the parties intend that Union Fidelity Life Insurance Company ("UFLIC") will continue to serve as the issuing insurance company for the credit life insurance policies (the "Life Policies") and the credit disability policies (the "Disability Policies") sold by the RFC Dealers until (i) ACLIC is a subsidiary of RFC and (ii) ACLIC has full regulatory authority to issue the Life Policies and Disability Policies (collectively, the Life Policies and the Disability Policies are referred to as the "Policies"); and

     WHEREAS, ACLIC will serve as a reinsurer for the Policies issued by UFLIC; and

     WHEREAS, RFC has entered into an agreement to purchase all of the outstanding stock of ACLIC and the parties intend that ACLIC will obtain regulatory authority to issue the Policies as expeditiously as possible; and

     WHEREAS, as of July 1, 1996, LRCA entered into two reinsurance agreements with ACLIC pursuant to which LRCA reinsures certain risks associated with credit life insurance policies (the "Life Reinsurance Agreement") and credit disability insurance policies (the "Disability Reinsurance Agreement") written by either ACLIC or UFLIC on or after July 1, 1996 (the "Effective Date") (collectively, the Life Reinsurance Agreement and the Disability Reinsurance Agreement are referred to as the "Reinsurance Agreements"); and

     WHEREAS, as a condition to LRCA's entering into the Reinsurance Agreements on the terms set forth therein, ACLIC and RFC agreed to perform significant services related to the marketing, sale, distribution, administration, claims management and retrocession from ACLIC to LRCA of the credit life and disability policies written by either UFLIC or ACLIC; and

     WHEREAS, certain RFC Dealers own or participate in the ownership of producer owned reinsurance companies that are domiciled both in the United States and in other jurisdictions ("PRCs"); and

     WHEREAS, certain of the Policies ceded or retroceded by ACLIC to LRCA will in turn be ceded by LRCA to PRCs; and

     WHEREAS, the parties to this Agreement intend that ACLIC, RFC, and RFC's affiliates continue to provide all of the functions, in a manner consistent with current practice, related to the marketing of Policies to the RFC Dealers and other automobile dealers that may wish to become RFC Dealers ("Prospective Dealers"); the training and licensing of personnel for the sale of the Policies; the sale, issuance and administration of the Policies; the reinsurance of the Policies under the Reinsurance Agreements; the retrocession of certain Policies to the PRCs, the management of the relationships with and



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operations of the PRCs; and other services related to the RFC Dealers, the
Policies, and the PRCs.

     NOW, THEREFORE, ACLIC, RFC and LRCA, in consideration of the premises and of the mutual agreements and covenants herein contained, agree as follows:

1. RFC Group Appointed. LRCA hereby appoints the RFC Group to provide services, in accordance with this Agreement, with respect to the RFC Dealers, Prospective Dealers, the Policies, the Reinsurance Agreements, the PRCs, and the retrocessional arrangements with the PRCs.

2. Services. ACLIC, RFC, and LRCA agree that the RFC Group will provide all of the services related to the marketing of Policies to the RFC Dealers and Prospective Dealers; the training and licensing of personnel for the sale of the Policies; the design, approval, and printing of Policy forms; the sale, issuance and administration of the Policies; the reinsurance of the Policies under the Reinsurance Agreements; the required legal and actuarial services; the retrocession of certain Policies to the PRCs, the management of the relationships with and operations of the PRCs; and other services related to the RFC Dealers, the Policies, and the PRCs. Without limiting the generality of the preceding sentence, the services to be provided by the RFC Group include without limitation the following:

     (a) Development and implementation of marketing relationships with Prospective Dealers to become RFC Dealers.

     (b) Development of materials to assist the RFC Dealers with the sale of the Policies, including the training and licensing of personnel of the RFC Dealers necessary for selling the Policies.

     (c) Advising and assisting RFC Dealers with the formation of, and/or participation in, PRCs.

     (d) Development of Policies for sale, including appropriate pricing and underwriting guidelines, and obtaining all necessary regulatory approvals for the sale of the Policies.

     (e) Issuance of the Policies and certificates related to the Policies; the collection of premiums, payments of claims, cancellations, and terminations; evaluation and administration of claims.

     (f) Accounting, preparation and distribution of monthly reports for transaction under the Reinsurance Agreements and retrocession to PRCs.

     (g) Claims settlement and management for the PRCs, preparation of financial statements for the PRCs, and filing of regulatory materials on behalf of the PRCs (upon request of the PRCs).

3.   Compensation.  The RFC Group will perform services in consideration for
(a) a quarterly fee of $75,000 payable by LRCA within forty-five (45) days after the beginning of each quarter, and (b) LRCA entering into the Reinsurance Agreements.

4.   LRCA Services.

     (a) LRCA will provide for the management of ACLIC's assets supporting the reserves for the Policies and ACLIC's capital and surplus. ACLIC will reimburse LRCA for LRCA's actual cost of managing the assets.

     (b) LRCA agrees to provide assistance in ACLIC's relationship with A.M. Best & Company and other rating agencies. LRCA will use its best efforts to assist ACLIC in maintaining an "A" rating from A.M. Best & Company through actions such as assisting in the preparation of presentations, appearing with

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ACLIC at meetings with A.M. Best & Company, and consulting with ACLIC on steps that could be taken to strengthen its ratings.

5. Exclusivity. For a period of ten (10) years from the Effective Date, the RFC Group shall provide these services solely for LRCA with respect to credit life and disability insurance; however, RFC shall continue to provide reinsurance administration services to the PRCs for all policies sold during the ten (10) year period after the Effective Date until the expiry of such Policies. If the RFC Group begins producing or marketing Life Policies or Disability Policies for any insurance company other than UFLIC or ACLIC, RFC will ensure that such Life Policies or Disability Policies are reinsured to LRCA on the same terms as provided in the Reinsurance Agreements.

6. Qualifications and Licenses. The RFC Group represents that it will maintain in force for the term of this Agreement any licenses, approvals, or registrations necessary to transact business and to perform the services that are the subject of this Agreement, including insurance company licenses, third party administrator's licenses, and approvals of Policies in all states where such licenses are required or in which the absence of such licenses would not have a material adverse impact.

7. Books and Records. The RFC Group agrees to maintain adequate books and records concerning the services provided hereunder in accordance with applicable law and prudent standards of insurance record keeping. Any such books or records shall be maintained for the period required by ACLIC or LRCA, but in no event less than five years from the date of their creation. Either LRCA, ACLIC, RFC and the auditors and other representatives for LRCA and the PRCs shall have the right, at its expense, to inspect such records and perform an audit of the RFC Group during normal business hours while this Agreement is in force and for one year thereafter. Any state insurance regulatory official shall also have such right. A copy of this Agreement shall be maintained by both parties during the term of this Agreement and for a period of five years thereafter.

8. Errors and Omissions Insurance. At all times while this Agreement is in force, the RFC Group shall maintain, at its own expense, errors and omissions insurance covering itself and its officers, employees and agents, issued by an insurance carrier acceptable to LRCA. Such insurance shall be written on an occurrence basis in an amount not less than $1,000,000 per occurrence and $3,000,000 annual aggregate. A copy of such policy shall be furnished to ACLIC.

9. Fidelity Bond. The RFC Group shall maintain a fidelity bond in a surety acceptable to LRCA, protecting LRCA against acts of theft or dishonesty by the RFC Group, its officers, employees or agents, until such time as all obligations of the RFC Group hereunder are fully discharged. The amount of the bond shall be in an amount not less than $1,000,000 unless a higher amount is required by any state law in which case the amount shall be the minimum so required.

10. Effective Date. This Agreement shall be effective as of the Effective Date. This Agreement shall continue in force for a period ending one year after the last Policy reinsured by LRCA under either of the Reinsurance Agreements shall have terminated.

11. Termination. Notwithstanding Section 9 above, LRCA may terminate this Agreement immediately upon notice to RFC and ACLIC of the occurrence of any one or more of the following:

     (a)  dissolution of RFC;
     (b) revocation, suspension or termination of any license required by this Agreement which is not cured within 60 days of receipt by RFC of notice thereof by LRCA;

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     (c)  misappropriation of funds or property of LRCA by the RFC Group, failure of the RFC Group to remit funds due LRCA as required hereunder; or commission by the RFC Group of any fraud against LRCA;

     (d) material breach by the RFC Group of any material provision of the Agreement which is not cured within 30 days after receipt by the RFC Group of notice thereof by LRCA;

     (e)  termination of all the Policies for any reason.

Notwithstanding Section 9 above, ACLIC or RFC may terminate this Agreement immediately upon notice to LRCA of the occurrence of any one or more of the following:

     (a) material breach by LRCA of any material provision of the Agreement which is not cured within 30 days after receipt by LRCA of notice thereof by RFC or ACLIC;
     (b)  termination of all of the Policies for any reason.
     (c) misappropriation of funds or property of the RFC Group by LRCA; failure of LRCA to remit funds due the RFC Group as required hereunder; or commission by ACLIC of any fraud against the RFC Group;

Termination shall be without prejudice to any right or cause of action arising or occurring prior to the termination date. Termination shall not affect any provision of this Agreement which, by it terms, would survive such termination.

12. RFC Group Indemnification. RFC and ACLIC agree to indemnify, defend and hold harmless LRCA, its directors, officers and employees from and against any liability, claim, demand, suit, judgment, fine or penalty, loss, damage or expense, including, reasonable attorney's fees and extracontractual damages ("Losses") resulting from any negligence, error or omission of the RFC Group, its directors, officers, employees or agents in the performance of its duties hereunder or resulting from the breach by the RFC Group of any provision of this Agreement.

13. LRCA Indemnification. LRCA agrees to indemnify, defend and hold harmless the RFC Group, its directors, officers and employees from and against Losses resulting from any negligence, error or omission of LRCA, its directors, officers, employees, or agents in the performance of its duties hereunder, resulting from the breach by LRCA of any provision of this Agreement.

14. Assignment. This Agreement shall be binding on the parties and their respective heirs, executors, successors and assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.

15. Relationship of the Parties. This Agreement is not a contract of employment and nothing herein contained shall be construed to create the relationship of employer and employee between LRCA and the RFC Group or any of its officers, employees or agents. Nothing in this Agreement shall be deemed to create a joint venture, partnership or association between the parties.

16. Entire Agreement. This Agreement and any documents incorporated by reference herein constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings. No changes in this Agreement shall be binding unless signed by an officer of the party sought to be charged.

17. No Waiver. The failure of either party to require strict compliance with any provision of this Agreement shall not constitute a waiver of that party's right thereafter to require strict compliance upon notice to the noncomplying party. Failure of either party to exercise any right or remedy contained in

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this Agreement shall be without prejudice to the exercise by that party of that or any other right or remedy under this Agreement.
18. Governing Law. The validity of this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the laws of the State of Illinois.

19. Notices. Whenever this Agreement requires the giving of notice, such notice shall be in writing and mailed to the other party either by first class mail, or by certified mail, return receipt requested. Notice shall be effective upon receipt thereof. Notice by first class mail be deemed received five days after mailing thereof. Notice shall be sent:

     For LRCA to:   Life Reassurance Corporation of America
                    969 High Ridge Road
                    Stamford, Connecticut  06905
                    Attention:  President

     For ACLIC to:  American Combined Life Insurance Company
                    2550 Golf Road, 6th Floor
                    Rolling Meadows, Illinois  60008
                    Attention:  President

     For RFC to:    Resource Financial Corporation
                    1345 River Bend Drive
                    Dallas, Texas  75247
                    Attention:  President

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                   AMERICAN COMBINED LIFE
                                   INSURANCE COMPANY


                                   s/
                                   Ronald D. Markovits
                                   Vice President



                                   RESOURCE FINANCIAL
                                   CORPORATION

                                   s/
                                   L. Keller Smith
                                   President


                                   LIFE REASSURANCE CORPORATION
                                   OF AMERICA

                                   s/
                                   W. Weldon Wilson
                                   Executive Vice President